EXHIBIT 99.2


                SECURITISATION ADVISORY SERVICES PTY. LIMITED
                       OFFICER'S CERTIFICATE OF COMPLIANCE

     The undersigned officer of Securitisation Advisory Services Pty. Limited, a company organized under the laws of New South Wales, Australia ("SAS"), hereby certifies on behalf of SAS and on his own behalf for purposes of the Class A-1 Mortgage Backed Floating Rate Notes (the "Notes"), as follows:

      1.    I am a duly appointed, qualified and acting Director of SAS;

      2.    I  am  duly   authorized  to  execute  and  deliver  this  Officer's
            Certificate on behalf of SAS; and

      3. To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the transaction documents for the Series 2002-1G Medallion Trust issue of Notes for the period between February 14, 2002 and June 30, 2002.

      Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Prospectus Supplement related to the above-referenced issue of Notes.

     IN WITNESS WHEREOF, I have signed my name as of October 15, 2002.


                                       By:  /s/  Geoffrey Michael Steel
                                          --------------------------------------
                                       Name:  Geoffrey Michael Steel
                                       Title: Director